Exhibit 99.1 Press Release dated February 13, 2013.

FOR IMMEDIATE RELEASE                                                                             FOR MORE INFORMATION:
February 13, 2013                                                                                           Todd Kanipe
                        Chief Executive Officer
                                 (270) 393-0700

Citizens First Corporation Announces Second Partial Repayment of TARP Investment, $3.3 Million Remaining

BOWLING GREEN, KY – Citizens First Corporation (the “Company”) (NASDAQ: CZFC), the holding company of Citizens First Bank (the “Bank”),  announced that on February 13, 2013 it repurchased from the United States Department of the Treasury (the “Treasury”) an additional 94 shares of the original 250 shares of the Series A Fixed Rate Cumulate Perpetual Preferred Stock that the Company had issued to the Treasury on December 19, 2008 under the TARP Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.  The Company previously repurchased 63 shares in February, 2011.

The Company paid $3.3 million, which was 100% of par value, to repurchase the preferred shares along with the accrued dividend for the shares repurchased.  As a result of the repurchase, the Company will recognize approximately $21,000 of unaccreted discount on the repurchased stock as of the date of the repurchase.  This repurchase will result in an annual reduction of approximately $165,000 of the associated preferred dividends.  The Company funded the repurchase with a loan from another bank, which it expects will be repaid from Bank earnings.

Following the repurchase, the Treasury will continue to own $3.3 million of the Company’s Series A Preferred Stock, as well as a warrant to purchase 254,218 shares of the Company’s common stock at a per share exercise price of $5.18.  The Company will continue to pay dividends on the remaining 93 shares of Series A Preferred Stock until the Company completes its plan to repurchase all of the remaining shares of Series A Preferred Stock and related warrant, subject to regulatory approval.  “Based on the two partial repayments, we anticipate exiting the TARP Capital Purchase Program by the end of 2013,” said Todd Kanipe, President & CEO of Citizens First.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). In addition, certain statements in future filings by the Company with the Securities and Exchange Commission (the “SEC”), in press releases, and in oral and written statements made by or with the Company’s approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; statements of plans and objectives of the Company or the Company’s management or Board of Directors; and statements of future economic performance and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the risks identified in the Company’s filings with the SEC, as well as the following: general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; changes or volatility in the capital markets and interest rates may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of the Company’s balance sheet as well as the Company’s liquidity; the impact of turmoil in the financial markets and the effectiveness of governmental actions taken in response, and the effect of such governmental actions on the Company, the Company’s competitors and counterparties, the financial markets generally and the availability of credit specifically, including potentially higher Federal Deposit Insurance Corporation (“FDIC”) premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures; changes in the extensive laws, regulations and policies governing financial services companies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder, could alter the business environment or affect operations for the Company or the Bank; the potential need to adapt to industry changes in information technology systems, on which the Bank is highly dependent, could present operational issues or require significant capital spending; competitive pressures could intensify and affect the Bank’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform.

Such forward-looking statements are meaningful only on the date when such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.
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